Sent on behalf of Scott Thompson…

DTG and Hertz agree that answering as many of your questions as possible during this time period is an important part in our communications to you.   Many of your questions have centered on severance policies, and so this week we will share information on current DTG severance guidelines in order to provide some clarification.

We understand that these types of considerations are significant for your personal and family planning as it relates to your job.  Both DTG and Hertz agreed to provide answers to questions related to severance. Hertz has asked us to share with you that the area of severance is not the focus of the integration.  Instead, Hertz has shared with us that there are no specific plans in place today, or even for the immediate future once the merger is completed, outlining which jobs overlap or even at which company the overlapping jobs may exist.

Both companies want to reiterate that no one should make a career decision without having a full understanding of what the companies will look like when they are merged.  Clearly, growth is going to be the focus, and that generally means greater opportunities for employees.  While it is prudent to plan ahead for a variety of life circumstances, both Hertz and DTG hope that you feel the best strategy is to continue to focus on doing the best job that you can in your current role.

Speaking of a focus on growth, check out the section below on Hertz Entertainment Services. This is another neat way Hertz has grown its footprint and diversified the types of services it offers.

Scott

P.S. Hertz’s CEO Mark Frissora has asked me to inform you that it is his desire to be present in the Tulsa headquarters on the first day of the merger, yet depending on the calendar date, it may not be possible to be there live due to current commitments.  We can assure you that on that date, Mark will communicate to the Dollar Thrifty employees, and part of that will include a video which many of you requested to hear.  In the video, Mark Frissora will speak about the integration approach, and several Donlen employees will share their experiences with the acquisition by Hertz.

FAQs

1.	What is the severance formula for DTG employees?

Severance calculations are based upon length of service, grade level and exempt/non exempt status. Severance is comprised of continuation of base salary and health benefits at employee pricing as of the termination date for the length of the severance period. Continuation of health benefits is subject to an employee’s timely election of COBRA coverage and payment of the applicable employee portion of any premiums. Individual severance information and information about COBRA elections will be shared at a later date when the merger is complete and the integration analysis work commences.

Please see the DTG Severance Formula below:

Number of weeks

Pay grade	Minimum	Maximum
Non-exempt (one week for each year)	2	12
Exempt (two weeks for each year)	4	16
Managers (grade 33-36 and T 16-21)	6	20
Directors (grade 37-39)	8	20

2.	Is severance paid every other week by direct deposit like our current pay, or is it provided in one big check all at once?

Severance will be paid bi-weekly for the entire severance period, subject to applicable withholding taxes. If an employee has elected direct deposit then the severance payments will be delivered via direct deposit.

Payment of severance is contingent upon an employee signing a release agreement which prohibits the employee from filing any claim against the terminating company.

3.	I worked for the Thrifty franchise prior to DTG taking over in 2006. If I am laid off and receive a severance package, will Hertz honor my franchise hire date or my DTG hire date?

Hertz has confirmed their intention is to honor our current DTG practice. If an employee has no break of service between working for a franchise and then becoming a corporate employee, the franchise hire date will be honored.

Did you know this about Hertz?

Hertz Entertainment Services

Hertz is in the movie business!  Hertz Entertainment Services (HES) provides cars and heavy equipment in a one-stop shop for major production companies such as Lucas Films, Viacom, Universal and Hollywood Studios and more.  Movies need cars in scenes, actors and crew need vehicles to drive around while the films are in production and many of the special lights used to film the scenes need boom lifts, generators and other special equipment.  Hertz combined their Rental Car division with the Hertz Equipment Rental division to serve the film industry as Hertz Entertainment Services.

HES didn’t stop there – it also provides the same packaged services for huge events such as the Kentucky Derby, the X Games and other sporting and entertainment events.  In 2010, Hertz acquired two California-based production companies with established contracts in the film and television industries. 1stCall Studio Equipment and 24/7 Studio Equipment provide the lighter-duty equipment such as forklifts, light towers, booms, generators, and more to most of the major studios and stage facilities.

In January of 2012, Hertz also acquired Cinelease, the largest set lighting and grip rental company in the U.S.  The company is based in Los Angeles, California and operates in seven additional cities across the U.S. where many motion pictures and television shows are filmed.  With the acquisition of Cinelease, Hertz can now provide the specialized motion picture lighting along with the equipment to hoist it into place.

ADDITIONAL INFORMATION

On September 10, 2012, Hertz filed with the United States Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO regarding the tender offer described herein and Dollar Thrifty filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (“Schedule 14D-9”).  Investors and security holders of Dollar Thrifty are strongly advised to read the tender offer statement (as updated and amended) filed by Hertz with the SEC and Schedule 14D-9 filed by Dollar Thrifty with the SEC, because they contain important information that Dollar Thrifty’s stockholders should consider before tendering their shares.  The tender offer statement and other documents filed by Hertz and Dollar Thrifty with the SEC are available for free at the SEC’s web site (http://www.sec.gov).  Copies of Hertz’s filings with the SEC may be obtained at the SEC’s web site (http://www.sec.gov) or by directing a request to Hertz at (201) 307-2100.  Copies of Dollar Thrifty’s filings with the SEC are available free of charge on Dollar Thrifty’s website at www.dtag.com or by contacting Dollar Thrifty’s Investor Relations Department at 918-669-2236.

Cautionary Note Concerning Forward-Looking Statements

This communication contains “forward-looking statements”. Examples of forward-looking statements include information concerning Dollar Thrifty’s outlook, anticipated revenues and results of operations, as well as any other statement that does not directly relate to any historical or current fact. These forward-looking statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar expressions. These statements are based on certain assumptions that Dollar Thrifty has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors that Dollar Thrifty believes are appropriate in these circumstances. Dollar Thrifty believes its judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative.

Among other items, such factors could include: Hertz’s ability to obtain regulatory approval for and to consummate an acquisition of Dollar Thrifty; the risk that expected synergies, operational efficiencies and cost savings from a Dollar Thrifty acquisition may not be fully realized or realized within the expected time frame; the risk that unexpected costs will be incurred in connection with the proposed Dollar Thrifty transaction; the retention of certain key employees of Dollar Thrifty may be difficult; and the operational and profitability impact of divestitures required to be undertaken to secure regulatory approval for an acquisition of Dollar Thrifty.  Additional information concerning these and other factors can be found in Dollar Thrifty’s filings with the Securities and Exchange Commission, including Dollar Thrifty’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Dollar Thrifty therefore cautions you against relying on these forward-looking statements. All forward-looking statements attributable to Dollar Thrifty or persons acting on behalf of Dollar Thrifty are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and Dollar Thrifty does not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.